January 28, 2003
Contact:   Gerald A. Henseler, executive vice president and CFO
           Mark A. Fleming, investor and corporate communications


                      BANTA REPORTS SOLID 2002 PERFORMANCE;
               ANNOUNCES PLAN TO IMPROVE FUTURE OPERATING RESULTS

                    Corporation Launches Restructuring Plan,
             Targeting Cost Reductions and Profitability Improvement

         MENASHA, WI . . . Banta Corporation (NYSE: BN) today reported solid results for the fourth quarter and full-year 2002 with net earnings and diluted earnings per share above the prior year, before impairment charges. Banta also announced a restructuring involving its consumer catalog business and a realignment of operating activities within its supply-chain management sector. The plan, which will be implemented in 2003, will consolidate certain operations, leverage existing capacity, improve efficiencies and reduce costs.
         Full-year net earnings were $43.8 million for 2002 versus $50.0 million the prior year. Diluted earnings per share were $1.71 in 2002 compared with $2.01 the prior year. The 2002 results included a fourth quarter non-cash impairment charge of $26.8 million, pretax (64 cents per diluted share). The 2001 results included a first quarter non-cash investment write-off of $12.5 million, pretax (30 cents per diluted share).
         Excluding these charges in both periods, 2002 net earnings reached a record $60.2 million, 5 percent higher than 2001's $57.5 million, and diluted earnings per share totaled $2.35 in 2002 versus the prior year's $2.31. Sales for 2002 were $1.37 billion versus $1.46 billion in 2001.
         Fourth quarter net earnings were $392,000 (2 cents per diluted share) compared with $16.1 million (65 cents per diluted share) for the same period last year. Excluding the asset impairment charge, 2002 fourth quarter net earnings were 4 percent above the prior year at $16.8 million versus $16.1 million. Diluted earnings per share for 2002's fourth quarter were 66 cents, before the charge, compared with 65 cents in 2001. Fourth quarter sales were $348 million versus the prior year's $367 million.
         President and Chief Executive Officer Stephanie A. Streeter says Banta recorded strong operating performance during 2002, despite a very difficult economic environment. "Reduced advertising and promotional spending negatively impacted many of our businesses, especially direct marketing and publications, yet before the asset impairment charge we were able to deliver an all-time high in net earnings and match our record for diluted EPS established during an

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exceptionally strong 2000," says Streeter. "We also produced record free cash flow during the year, lowering our debt levels and interest expense. Financially, Banta has never been stronger. Our balance sheet is in excellent condition, with strong borrowing capacity. We are well positioned to continue investing in the latest technologies and capabilities, and to aggressively pursue acquisition opportunities.
         "While operationally most of our units are performing at excellent levels, there are always opportunities to improve," explains Streeter. "As we have previously indicated, given the continuing soft economy, over the past several months we have been actively examining various options to properly balance our revenue and production capacity. The restructuring actions we are announcing today are a result of that analysis."
         The major portion of the restructuring involves the consolidation of Banta's consumer catalog group, with the primary cost being the closing of the corporation's catalog plant in St. Paul, MN, one of Banta's oldest and least efficient print operations. Catalog production will be consolidated at the corporation's largest and most efficient catalog plant in nearby Maple Grove, MN, and at other Banta facilities with available capacity and similar production capabilities.
         Actions within Banta's supply-chain management sector entail realigning various operating activities to maximize efficiencies and create greater facility utilization.
         The restructuring plan will involve pretax charges totaling $15 million to $18 million, the majority of which is expected in this year's second and third quarters. This plan is expected to generate annual savings of $8 million to $10 million, beginning in 2004, with modest benefit expected in 2003's fourth quarter.
         "We remain committed to the consumer catalog market," emphasized Streeter, noting Banta's catalog plant in Maple Grove expects to launch a major expansion program later this year. "By closing an inefficient plant, leveraging our existing catalog capacity at other facilities, and expanding our largest catalog plant, we will provide customers with the highest quality and most efficient production at a competitive price.
         "We regret any job loss due to our restructuring, and are taking every possible action to keep that number to a minimum," said Streeter. "Affected employees will be encouraged to apply for positions at our other operations, and for those employees displaced, we will provide severance packages and assist with outplacement services."

     Operational highlights for the fourth quarter and 2002 include the following:

     o Banta's print sector reported mixed results, with lower sales and profitability in both the fourth quarter and full year due to adverse market conditions, including reductions in

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     advertising and promotional spending, and lower pricing. However, nearly all of the sector's sales decline can be attributed to paper price reductions. Actual print manufacturing activity for 2002, or unit production, was modestly higher than the prior year as strong sales efforts helped maintain good plant utilization.
          o The book division turned in a good fourth quarter and an excellent 2002. For the year, strong activity in the educational market and encouraging growth in value-added literature management services drove higher sales and a double-digit increase in profitability.
          o Continued market share gains in Banta's publications division helped produce good results for the fourth quarter and 2002, despite experiencing a 10 percent advertising page count reduction for the year. Sales and earnings improved in the fourth quarter and results for the full year were only modestly below 2001.
          o Banta's commercial print businesses were hardest hit by the sluggish economy. Consumer catalogs and direct marketing materials both reported lower sales and earnings for the year and fourth quarter, with business activity especially slow during the final three months of 2002. Market share gains in consumer catalogs helped generate full-year results that were only modestly below the prior year, however direct marketing performance fell significantly below 2001.
     o The corporation's supply-chain management sector recorded strong profitability in a continuing difficult technology market. Both fourth quarter and full-year earnings were above the prior year, on lower sales. Disciplined expense control and a favorable product mix that includes more value-added services helped produce the strong bottom-line results.
     o Banta's single-use healthcare products business continued to benefit from its global sourcing initiatives, cost controls and new product introductions. While sales decreased for both the fourth quarter and year due to pricing and foreign sourcing of lower-cost products, profits increased significantly in both periods.
     "Overall, we are pleased with our performance in 2002," notes Streeter. "Our diverse business portfolio allowed us to deliver record earnings in a very difficult economic climate. Before the asset impairment charges, we improved operating margins, matched our all-time high for diluted earnings per share, produced record cash flow, increased our product and service offerings, and expanded our business with existing clients. Our many efforts, including today's announced restructuring, are intended to position Banta for continued growth in 2003 and beyond."
     Banta management believes that despite the prospect of sluggish economic conditions continuing through the first half of 2003, Banta's earnings for the first six months of 2003, before the restructuring charges, should equal or modestly exceed the same period in 2002. Expectations

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for the full-year 2003, excluding the restructuring charges, are for continued
growth in sales and earnings, with growth rates in the low- to mid-single digits, depending on the timing and pace of the economic recovery.
         Banta will host a conference call to discuss its fourth quarter and year-end results Tuesday, January 28 at 2:45 p.m. CST (3:45 p.m. EST). This call will be simultaneously broadcast in the Investor Relations area of Banta's Website at www.banta.com. A replay of the call will be available for 10 days.
         Banta Corporation is a technology and market leader in printing and supply-chain management. Banta provides a comprehensive combination of printing and digital imaging solutions to leading publishers and direct marketers, including advanced digital content management and e-business services. Banta's global supply-chain management businesses provide a wide range of outsourcing capabilities to the world's largest technology companies. Services range from component procurement, product assembly and packaging to inventory control and global distribution.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

This news release includes forward-looking statements. Statements that describe future expectations, including revenue and earnings projections, plans, results or strategies, are considered forward-looking. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those currently anticipated. Factors that could affect actual results include, among others, changes in customers' order patterns or demand for the corporation's products and services, changes in raw material costs and availability, unanticipated changes in operating expenses, unanticipated production difficulties, issues related to the termination of the previously announced Mentor Media Ltd. acquisition, changes in the pattern of outsourcing supply-chain management functions by customers, unanticipated issues related to the restructurings in the catalog and supply-chain management businesses and expected cost savings related thereto, and any unanticipated delay in the economic recovery. These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. The forward-looking statements included herein are made as of the date hereof, and Banta undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

An electronic version of this news release, as well as other information about Banta Corporation, is available through the company's World Wide Web home site at www.banta.com

                                        #

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
                                                  Banta Corporation
                                        Condensed Consolidated Income Statement
                                        ($000's omitted, except per share data)

                                                           3 Months Ended December         12 Months Ended December
                                                           -----------------------         ------------------------
                                                             2002           2001             2002            2001
                                                           --------       --------         --------        --------
Net Sales                                                  $348,151       $367,427        $1,366,457      $1,457,935
Cost of Sales                                               269,224        287,094         1,062,968       1,159,822
                                                          ---------       --------        ----------      ----------
    Gross Profit                                             78,927         80,333           303,489         298,113
SG&A Expense                                                 48,919         50,050           195,046         189,704
Asset Impairment Charge                                      26,800              -            26,800               -
                                                           --------       --------        ----------      ----------
    Earnings from Operations                                  3,208         30,283            81,643         108,409

Other Income (Expense)
  Interest Expense                                           (3,227)        (2,913)          (11,343)        (13,720)
  Write-off of Investment                                         -              -                 -         (12,500)
  Other, net                                                    649           (424)            1,501               8
                                                           --------       --------        ----------      ----------
    Earnings before Income Taxes                                630         26,946            71,801          82,197
Provision for Income Taxes                                      238         10,800            28,002          32,200
                                                           --------       --------        ----------      ----------
    Net Income                                             $    392       $ 16,146        $   43,799      $   49,997
                                                           ========       ========        ==========      ==========

Basic Earnings per Share
  Before asset impairment charge and investment write-off  $   0.66       $   0.65        $     2.39      $     2.33
  After asset impairment charge and investment write-off   $   0.02       $   0.65        $     1.74      $     2.03

Diluted Earnings per Share
  Before asset impairment charge and investment write-off  $   0.66       $   0.65        $     2.35      $     2.31
  After asset impairment charge and investment write-off   $   0.02       $   0.65        $     1.71      $     2.01

Average Shares Outstanding:
Basic                                                        25,304         24,730            25,227          24,659
Diluted                                                      25,568         24,960            25,565          24,857

Composite Tax Rate                                            37.8%          40.1%             39.0%           39.2%


                                                  SEGMENT INFORMATION

                                                           3 Months Ended December         12 Months Ended December
                                                           -----------------------         ------------------------
Net Sales                                                    2002           2001             2002            2001
-------------------------------------------------          --------       --------         --------        --------

Printing and digital imaging                               $237,570       $254,004        $  977,282      $1,009,037
Supply-chain management                                      87,106         87,701           292,582         345,875
Healthcare                                                   23,475         25,722            96,593         103,023
                                                           --------       --------        ----------      ----------
                                                           $348,151       $367,427        $1,366,457      $1,457,935
                                                           ========       ========        ==========      ==========

Earnings from Operations
-------------------------------------------------

Printing and digital imaging                               $ 19,660       $ 27,205        $   88,033      $   93,778
Supply-chain management                                      10,762          6,337            27,754          24,683
Healthcare                                                    2,513          2,318            10,254           9,549
                                                           --------       --------        ----------      ----------
  Segment earnings from operations                           32,935         35,860           126,041         128,010
  Unallocated corporate expenses                             (2,927)        (5,577)          (17,598)        (19,601)
  Interest expense                                           (3,227)        (2,913)          (11,343)        (13,720)
  Write-off of asset                                        (26,800)             -           (26,800)        (12,500)
  Other expense                                                 649           (424)            1,501               8
                                                           --------       --------        ----------      ----------
  Earnings before income taxes                             $    630       $ 26,946        $   71,801      $   82,197
                                                           ========       ========        ==========      ==========

Depreciation/Amortization                                  $ 20,614       $ 19,008        $   76,186      $   75,378

Capital Expenditures                                       $  5,098        $ 8,088        $   26,100      $   48,399

                                Banta Corporation
                      Condensed Consolidated Balance Sheet
                                ($000's omitted)
                                                        12 Months Ended December
                                                        ------------------------
ASSETS                                                     2002           2001
                                                        ---------       --------

Cash and short-term investments                         $ 154,836       $ 65,976
Receivables                                               212,988        215,505
Inventories                                                69,388         71,079
Other current assets                                       22,938         22,146
                                                        ---------       --------
Total current assets                                      460,150        374,706
                                                        ---------       --------

Plant and equipment, net                                  277,971        324,984
Other assets                                               67,143         89,446
                                                         --------       --------
Total Assets                                            $ 805,264       $789,136
                                                        =========       ========
LIABILITIES AND SHAREHOLDERS' INVESTMENT
Accounts Payable                                        $ 102,635       $ 98,391
Other accrued liabilities                                  63,770         57,390
Current maturities of long-term debt                       19,377         25,915
                                                        ---------       --------
Total current liabilities                                 185,782        181,696
                                                        ---------       --------

Long-term debt                                            111,489        130,981
Deferred income taxes                                      13,679         24,633
Other noncurrent liabilities                               41,201         44,548
Shareholders' investment                                  453,113        407,278
                                                        ---------       --------
Total Liabilities and Shareholders' Investment          $ 805,264       $789,136
                                                        =========       ========